Exhibit 10.3

CoStar Group, Inc. 2007 Stock Incentive Plan
(Amended effective December 6, 2007)

French Sub-Plan

1.	Introduction.

The Board of Directors (the “Board”) of CoStar Group, Inc. (the “Company”) has established and the Company’s shareholders have approved, effective April 26, 2007 and until April 26, 2017, the CoStar Group, Inc. 2007 Stock Incentive Plan (the “US Plan”) for the benefit of certain employees and non-employee directors of the Company and its subsidiaries, in order to attract, retain, and motivate such employees and non-employee directors and further align their interest with those of the shareholders of the Company.  The US Plan provides for, inter alia, the grant of Restricted Stock (as defined below), which may be performance-based.  Section 16 of the US Plan authorizes the Board or the committee designated by the Board to administer the US Plan (in either case, the “Plan Administrator”), to prescribe, amend and rescind rules and regulations relating to the US Plan, and to define terms not otherwise defined in the US Plan.  Section 17 of the US Plan allows the Board to make certain amendments to the US Plan in furtherance of its purposes as described above.

The Board and the Plan Administrator have determined that it is advisable to establish a sub-plan (the “French Sub-Plan”), including insofar as necessary and appropriate to amend the US Plan, for the purpose of permitting grants of Restricted Stock to employees and managing directors of any French subsidiary, or French branch of any non-French subsidiary, of which the Company holds directly or indirectly at least 10% of the share capital (a “French Entity”), so that such grants can qualify for favorable tax and social security treatment  in France.

The Board has therefore established this French Sub-plan, effective for a term beginning on December 6, 2007 and ending on April 26, 2017 or such earlier date as the US Plan is terminated, for the purpose of permitting grants of Restricted Stock which will qualify for the favorable tax and social security treatment in France applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended (“French-Qualified Restricted Stock”) to qualifying employees and managing directors who are resident in France for French tax purposes (“French Participants” and each a “French Participant”).

The Common Shares of the Company are listed on NASDAQ which is a regulated securities exchange within the meaning of Article L.225-197-1 II of the French Commercial Code.

The terms of the US Plan applicable to Restricted Stock, as set out in Appendix 1 hereto, shall, subject to the modifications set forth in this French Sub-Plan which shall prevail over the terms of the US Plan in the event of conflict, constitute the terms applicable for grants of Restricted Stock to French Participants.

Under the French Sub-Plan, French Participants may receive grants only of Restricted Stock as defined in Section 2 (r) of the US Plan and the term “Award” under this French Sub-Plan shall refer only to an award or grant of Restricted Stock.  The provisions of the US Plan permitting the grant of stock Options, Restricted Stock Units, or Stock Appreciation Rights shall not apply to French Participants under this French Sub-Plan.

2.	Definitions.

Capitalized terms not otherwise defined in this French Sub-Plan shall have the same meanings as set forth in the US Plan.  The terms set out below will have the following meanings:

(a) Blackout Periods.

The term “Blackout Periods” shall mean the periods

(i)
from the tenth (10th) trading day preceding through the tenth (10th) trading day following the date on which the consolidated accounts or annual corporate accounts of the Company are made public, and from the date on which the governing bodies of the Company have knowledge of information which, if made public, would have a significant impact on the market price of the Common Shares through the tenth (10th) trading day after such information has been made public; or

(ii)
or such other black-out periods applicable to the sale of Common Shares of the Company under US legislation or imposed by the Company which provides protection against insider trading comparable to that provided by Section L. 225-197-1 of the French Commercial Code.

(b) Date of Grant.

The term “Date of Grant” shall be the date, which shall be specified in an agreement between the French Participant and the Company in substantially the form attached hereto (an “ Award Agreement”), on which the Plan Administrator grants the French Participant rights to a specified number of Common Shares, subject to the terms and conditions of this French Sub-Plan and the Award Agreement.

(c) Restricted Stock.

The term “Restricted Stock” shall mean Common Shares of the Company, rights to which are granted to a Participant conditional on certain vesting and/or forfeiture requirements, transfer restrictions and other terms and conditions provided in this French Sub-Plan.  For the avoidance of doubt, it is specified that no dividend or voting rights shall attach to Restricted Stock under this French Sub-Plan until such Restricted Stock has vested.

(d) Vest Date.

The term “Vest Date” shall mean the date on which the Common Shares subject to the Restricted Stock Award become non-forfeitable.  Such Vest Date or Vest Dates, as well as the performance criteria if any or other conditions for Common Shares to become non-forfeitable, shall be specified in the Award Agreement.

3.	Eligibility to Participate and Limitations.

(a) Subject to Sections 3(b) and (c) below, any French Participant who, on the Date of Grant of the Restricted Stock, is either employed under an employment contract with a French Entity (“contrat de travail”) or who is a managing director of a French Entity, shall be eligible to receive, at the discretion of the Plan Administrator, Restricted Stock under this French Sub-Plan, provided that he or she also satisfies the eligibility conditions of the US Plan.

(b) Restricted Stock may not be issued to a director who is not also an employee of a French Entity, except in the case of managing directors (e.g., Président, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant).  For the avoidance of doubt, Restricted Stock may not be issued under this French Sub-Plan to a consultant or advisor to a French Entity.

(c) No Award of Restricted Stock may be made under this French Sub-Plan to any individual who already owns on the Date of Grant, or which would have the effect of such individual owning as of the Date of Grant, more than ten percent (10%) of the Company’s share capital.

(d) No Award of Restricted Stock may be made under this French Sub-Plan at such time as the number of Common Shares of the Company which are subject to outstanding vested Restricted Stock Awards exceeds ten percent (10%) of the Company’s corporate capital within the meaning Article L225-197-1 – I of the French Commercial Code.

4.	Conditions of the Restricted Stock Awards.

(a) Award of Restricted Stock.

An Award of Restricted Stock shall confer on a French Participant the right to acquire Common Shares, subject to certain vesting and/or forfeiture requirements, transfer restrictions and other terms and conditions provided in this French Sub-Plan, for no consideration or for nominal (“symbolique”) consideration as permitted for French-Qualified Restricted Stock.

When the Plan Administrator makes an Award of Restricted Stock to a French Participant under this French Sub-Plan, the terms and conditions of such Award shall be set forth in the Award Agreement, including without limitation the number of Common Shares subject to such Award, the conditions for the vesting or forfeiture of the Restricted Stock including any applicable performance or continuing service criteria, and the restrictions on transferability of the Restricted Stock once vested.

An Award of Restricted Stock under this French Sub-Plan shall confer neither voting rights nor dividend rights on the French Participant until such Restricted Stock has vested, and no dividends or dividend equivalents relating to the period prior to vesting shall be payable to a French Participant after the Vest Date.

(b) Vesting of Restricted Stock.

No Restricted Stock shall vest unless the holder of the Restricted Stock has been an employee or managing director of the Company or a French Entity from the Date of Grant through the date which would otherwise be the Vest Date, and the Board or Plan Administrator may also set performance or achievement criteria as provided in Section 12 of the Plan for vesting of Restricted Stock.  Notwithstanding the foregoing, the first Vest Date of French-Qualified Restricted Stock shall not occur, and no Restricted Stock shall vest, prior to the expiration of a two-year period running from the Date of Grant, or such other period as is required to comply with the minimum mandatory vesting period applicable to French-Qualified Restricted Stock under Section L. 225-197-1 of the French Commercial Code, as amended.

(c) Holding and Sale of French-Qualified Restricted Stock.

The sale of Restricted Stock may not occur prior to the expiration of a two-year period running from the Vest Date, or such other period as is required to comply with the minimum mandatory holding period under Section L. 225-197-1 of the French Commercial Code as amended, as applicable to employees or managing directors of subsidiaries of issuers of French-Qualified Restricted Stock.

This minimum holding period shall be deemed to have been complied with if, as a result of a merger, spin-off, tender-offer, split-off or similar reorganization, shares are received in exchange for vested Restricted Stock, and such shares are held for the unexpired balance of the holding period which was applicable to the Restricted Stock exchanged.

Notwithstanding any other provision of this French Sub-Plan, Common Shares acquired under Restricted Stock Awards may not be sold by a French Participant during a Blackout Period, so long as and to the extent Blackout Periods are applicable to French-Qualified Restricted Stock issued by non-French companies.

(d) French Participant’s Account.

Each Award of Restricted Stock shall be recorded in an account with the Company, in the name of the French Participant and specifying the number of Common Shares which are the subject of such Award, but such Common Shares shall not be issued to, nor title recorded in the name of, the French Participant until the Vest Date.  Following the Vest Date, certificates representing Common Shares which have vested shall be issued in the name of the French Participant but, for the period during which such Common Shares shall be subject to transfer restrictions under this French Sub-Plan, the certificates shall remain in the custody of the Company or its transfer agent, or be held in such other manner as the Company may otherwise determine in order to ensure compliance with the minimum holding periods specified above and under applicable French law. At the Participant's request, the Plan Administrator shall provide or shall ensure that the Company or its transfer agent has provided the Participant with written evidence of the Participant's ownership of the vested Common Shares.

5.	Adjustments to Common Shares.

In the event an equitable adjustment in the Common Shares of the Company is available under the US Plan as described in Section 11 thereof, adjustments to the number and kind of Restricted Stock subject to Awards under this French Sub-Plan shall be made (excluding, for the avoidance of doubt, any adjustment resulting in acceleration of a Vest Date) to the extent permitted for French-Qualified Restricted Stock.

6.	Death or Disability.

Upon the Company’s receipt within six months following the death of a French Participant of a written request from such French Participant’s heirs in a form satisfactory to the Company, the Company shall transfer any vested and at the sole discretion of the Plan Administrator to the extent permitted by French law for French-Qualified Restricted Stock, any unvested Restricted Stock awarded to such French Participant to his or her heirs, who shall not be required to comply with any further vesting conditions or restrictions on the sale of such shares, unless compliance is required for French-Qualified Restricted Stock treatment under French law as amended.

In the event a French Participant becomes disabled as defined within the second or third categories of disability defined in Article L341-4 of the French Code of Social Security, the rules set forth in the preceding paragraph with respect to death of a French Participant shall apply mutatis mutandis.

7.	Reporting Obligations and Withholding.

The French Entity and French Participants shall comply with all reporting obligations imposed under French tax and social security laws and regulations with respect to Restricted Stock Awards under this French Sub-Plan, including without limitation the French Entity’s obligation to report to URSSAF the identity of French Participants for whom Awards vested in the preceding calendar year as well as the number and value of Awards for each such French Participant.

For the avoidance of doubt, the provisions of Section 15 of the US Plan relating to satisfaction of tax obligations shall in the case of a French Participant apply to withholding of French social security and similar mandatory contributions, as well as French tax if any with respect to Restricted Stock Awards under this French Sub-Plan.

8.	Interpretation.

It is intended that Restricted Stock Awards made under this French Sub-Plan shall qualify as French-Qualified Restricted Stock.  The terms of this French Sub-Plan shall be construed and interpreted accordingly.  Insofar as legally permissible the Plan Administrator shall be entitled to construe and interpret the terms of this French Sub-Plan so as to comply with the relevant guidelines published from time to time by French tax and social security administrations with respect to the conditions for favorable tax and social security treatment applicable to shares granted for no consideration under the Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended.

9.	Employment Rights.

The adoption of this French Sub-Plan shall not confer upon the French Participants, or any employees or managing directors of a French Entity, any employment rights and shall not be construed as part of any employment contracts that a French Entity has with its employees.

10.	Language.

In the event of any differences between the English language and French language versions of any documents related to this French Sub-Plan or the US Plan, the English version shall control.

11.	Effective Date.

This French Sub-Plan was adopted by the Board of Directors of the Company and became effective on December 6, 2007.